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                                                                    EXHIBIT 23.5
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                              ACCOUNTANTS' CONSENT


To the Stockholders and
     Board of Directors of AlphaCom, Inc. and Subsidiary:


We consent to the inclusion of our reports dated June 8, 1999 and February 17, 1999 with respect to the consolidated balance sheets of AlphaCom, Inc. and Subsidiary as of April 30, 1999 and 1998 and December 31, 1998 and the related consolidated statements of operations, stockholders' deficit and cash flows for the four month periods ended April 30, 1999 and 1998 and the year ended December 31, 1998 included herein and to the reference to our firm under the heading "Experts" included in the Registration Statement (Form SB-2) and the related prospectus of AlphaCom, Inc.



                                   SPECTOR & SAULINO, CPAs, L.L.C.